EXHIBIT 10.5

THIRD AMENDED AND RESTATED

RIGHT OF FIRST OFFER AGREEMENT

THIS THIRD AMENDED AND RESTATED RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of August, 2018 (the “Effective Date”), by and between NRG ENERGY, INC., a Delaware corporation (“NRG”), and NRG YIELD, INC., a Delaware corporation  (“Yield”).  NRG and Yield are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Yield expects to increase its cash available for distribution and dividend per share by acquiring additional assets, including assets acquired from NRG;

WHEREAS, in connection with the formation of Yield, NRG granted Yield an exclusive right of first offer to acquire certain assets owned by NRG and certain of its Affiliates (as hereinafter defined) pursuant to that certain Right of First Offer Agreement, dated July 22, 2013, by and between NRG and Yield (“2013 ROFO Agreement”);

WHEREAS, the 2013 ROFO Agreement was subsequently amended and restated by that certain Amended and Restated Right of First Offer Agreement dated March 12, 2015, by and between NRG and Yield (“2015 ROFO Agreement”) and that certain Second Amended and Restated Right of First Offer Agreement, dated February 24, 2017, by and between NRG and Yield (“2017 ROFO Agreement”); and

WHEREAS, the Parties desire to amend and restate the 2017 ROFO Agreement to address changes to the assets owned by NRG in connection with NRG’s sale of substantially all of its renewables platform.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NRG and Yield hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1                                    Definitions.  In addition to the terms defined above in the introduction and Recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such Person.

“Agua Caliente” consists of (i) 100% of the membership interests in Agua Caliente Borrower 1 LLC, which in turn owns; (ii) 35% of the membership interests in Solar Holdings,

which in turn owns; (iii) 100% of the membership interests in Agua Caliente Solar Holdings LLC, which in turn owns; (iv) 100% of the membership interests in Agua Caliente Solar LLC.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority or quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

“CAFD” means Yield’s cash available for distribution as calculated in accordance with the accounting policies and procedures used for the calculation of cash available for distribution in Yield’s most recent quarterly financial filings with the U.S. Securities and Exchange Commission.

“Common Stock” means the shares of Class C common stock of Yield.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Governmental Authority” means any federal, state or local government or political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Losses” means, with respect to the Person in question, any actual liabilities, damages (but expressly excluding consequential damages and punitive damages), losses, costs or expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by such Person, as a result of the act, omission or occurrence in question.

“Negotiation Period” has the meaning set forth in Section 2.2.

“Notice” has the meaning set forth in Section 5.1.

“NRG Confidential Information” has the meaning set forth in Section 4.1.

“NRG Indemnitees” means NRG and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, employees, attorneys, accountants, consultants and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing.

“NRG ROFO Asset” has the meaning set forth in Section 2.1.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Project CAFD Yield” means the average projected annual CAFD for the NRG ROFO Asset for the 5 year period commencing after the acquisition date of such asset divided by the proposed purchase price (excluding the assumption of any project level debt or other financings) for the NRG ROFO Asset.

“Required Securities Disclosure” has the meaning set forth in Section 4.1.

“ROFO Termination Date” has the meaning set forth in Section 2.3.

“Solar Holdings” means AC Solar Holdings LLC, a Delaware limited liability company.

“Subsidiary” means any corporation, limited liability company, general partnership or limited partnership Controlled by Yield.

“Term” has the meaning set forth in Section 3.1.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or any successors to any of the foregoing).

“Transaction Notice” has the meaning set forth in Section 2.2.

“Transfer” means, other than in connection with any granting of liens permitted under any indebtedness of the NRG ROFO Asset or any disposition of assets resulting from the enforcement of such liens, any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering (whether with or without consideration, directly or indirectly, voluntarily or involuntarily or by operation of law or otherwise); provided, that this definition shall not include any (i) merger with or into, or sale of all or substantially all of NRG’s assets to, an unaffiliated third-party, so long as following the consummation of such merger or sale, NRG maintains Control over the NRG ROFO Asset and the terms of any such merger or sale will not limit, delay or hinder the ability of Yield or any of its Subsidiaries to acquire the NRG ROFO Asset from NRG in accordance with the terms of this Agreement when NRG elects to sell, transfer or otherwise dispose of the NRG ROFO Asset, or (ii) internal restructuring involving the NRG ROFO Asset, so long as the terms of any such restructuring will not limit, delay or hinder the ability of Yield or any of its Subsidiaries to acquire the NRG ROFO Asset from NRG in accordance with the terms of this Agreement when NRG elects to sell, transfer or otherwise dispose of the NRG ROFO Asset.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New

York City time)), (b) if the Common Stock is not then listed or quoted for trading on any Trading Market and if prices for the Common Stock are then reported on the OTC Bulletin Board or in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser mutually selected in good faith by NRG and Yield.

“Yield’s CAFD Yield” means Yield’s CAFD guidance as provided to the financial community divided by Yield’s Equity Market Capitalization.

“Yield’s Equity Market Capitalization” means the product of the number of shares of Yield outstanding as of the Transaction Notice date multiplied by the VWAP for the 60 Trading Days prior to the Transaction Notice.

ARTICLE II.

RIGHT OF FIRST OFFER ON THE NRG ROFO ASSET

Section 2.1                                    NRG ROFO Asset.

(a)                                 During the Term, NRG hereby grants to Yield and its Subsidiaries a right of first offer on any proposed Transfer of Agua Caliente (or any portion thereof) (an “NRG ROFO Asset”).

(b)                                 NRG shall offer the NRG ROFO Asset to Yield and its Subsidiaries no later than June 30, 2019.

Section 2.2                                    Notice of Transaction Related to the NRG ROFO Asset and Negotiation of Definitive Terms for Transaction.  NRG must deliver a written notice to Yield no later than forty-five (45) days prior to engaging in any negotiation regarding any proposed Transfer of the NRG ROFO Asset (or any portion thereof), setting forth in reasonable detail the material terms and conditions of its offer of the NRG ROFO Asset to Yield (such offer notice, a “Transaction Notice”).  The Transaction Notice must include a price for the NRG ROFO Asset that results in a Project CAFD Yield for such asset of at least two hundred and seventy-five (275) basis points over Yield’s CAFD Yield (the “Minimum Spread”); provided, that (a) if the Minimum Spread results in such asset’s Project CAFD Yield exceeding eleven percent (11%), the price for the NRG ROFO Asset in the Transaction Notice shall equate to a Project CAFD Yield of eleven percent (11%), and (b) if the Minimum Spread results in such asset’s Project CAFD Yield to be less than nine and one-half percent (9.5%), the price for the NRG ROFO Asset in the Transaction Notice shall equate to a Project CAFD Yield of nine and one-half percent (9.5%) (the “Prescribed Price”); provided, further, that NRG shall promptly provide Yield all materials and information in connection therewith that are reasonably necessary for Yield to confirm the validity of the terms, including price and spread to CAFD yield, in such Transaction Notice.  If NRG delivers a Transaction Notice to Yield, and Yield offers to purchase the NRG ROFO Asset at the Prescribed Price, then NRG and Yield shall enter into a definitive agreement for the Transfer of the NRG ROFO Asset to Yield or any of its Subsidiaries at the Prescribed Price and such other customary and reasonable terms to be agreed by NRG and Yield.  If, within sixty (60) calendar days after the delivery of such Transaction Notice (the “Negotiation Period”), Yield has not offered to purchase the NRG ROFO Asset at the Prescribed Price, NRG will be able to Transfer the NRG ROFO Asset to a Third Party (or enter into a definitive agreement to undertake such transaction with a Third Party) in accordance with the terms of Section 2.3.

Section 2.3                                    Negotiations with Third Parties.  Neither NRG nor any of its representatives, agents or Affiliates shall solicit offers from, or negotiate or enter into any agreement with, any Third Party for the Transfer of the NRG ROFO Asset (or any portion thereof) until the expiration of the Negotiation Period related to the NRG ROFO Asset and the proposed Transfer (the “ROFO Termination Date”).  If Yield does not agree to purchase the NRG ROFO Asset from NRG at the Prescribed Price during the Negotiation Period, then (a) NRG shall have the absolute right to solicit offers from, negotiate with, and enter into agreements with, any Third Party to Transfer the NRG ROFO Asset on any terms agreed to by NRG and such Third Party, and (b) NRG shall have no further obligation to negotiate with Yield regarding, or offer Yield the opportunity to acquire any interest in, the NRG ROFO Asset and this Agreement shall expire and be of no further force and effect with respect to the NRG ROFO Asset.

ARTICLE III.

TERM; TERMINATION RIGHTS

Section 3.1                                    Term.  Unless earlier terminated in accordance with this Article III, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until the earlier of (a) the fifth (5th) anniversary of the Effective Date, (b) the consummation of NRG’s sale of Agua Caliente and (c) the ROFO Termination Date, at which time this Agreement shall terminate and the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement; provided, that in the event the Term ends during any Negotiation Period, then the Term shall extend, and this Agreement shall remain in full force and effect, until the expiration of such Negotiation Period.

Section 3.2                                    Termination Rights.  NRG or Yield, as the case may be, shall have the right to terminate this Agreement, with written notice to the other Party, if the other Party materially breaches or defaults in the performance of its obligations under this Agreement or under any transaction agreement entered into by the Parties in connection with the NRG ROFO Asset, and such breach or default is continuing for thirty (30) days after such breaching Party has been given a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder. Upon any such termination the Parties shall have no further rights or obligations under this Agreement, except those that expressly survive the termination of this Agreement.

ARTICLE IV.

CONFIDENTIALITY

Section 4.1                                    NRG Confidential Information.  Yield shall keep confidential and not make any public announcement or disclose to any Person any terms of any other documents, materials, data or other information with respect to the NRG ROFO Asset which is not generally known to the public (the “NRG Confidential Information”); provided, however, that NRG Confidential Information shall not include (a) the terms and conditions of this Agreement or (b) information that becomes available to Yield on a non-confidential basis from a source other than the NRG, its Affiliates or their directors, officers or employees, provided, that, to Yield’s knowledge, such source was not prohibited from disclosing such information to Yield by any legal, contractual or fiduciary duty.  Notwithstanding the foregoing, Yield shall be permitted to (A) disclose any NRG Confidential Information to the extent required by court order or under Applicable Law, (B) make a public announcement regarding such matters (1) as agreed to in writing by NRG or (2) as required by the provisions of any securities laws or the requirements of any exchange on which Yield securities may be listed (a “Required Securities Disclosure”), or (C) disclose any NRG Confidential Information to any Person on a “need-to-know” basis, such as its shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, lenders or other advisors; provided, however, that, other than in connection with a Required Securities Disclosure, Yield shall (x) advise such Person of the confidential nature of such NRG Confidential Information, and (y) instruct such Person to keep the NRG Confidential Information confidential pursuant to the terms hereof.  Yield shall indemnify and hold harmless the NRG Indemnitees for any Losses incurred by any of the NRG Indemnitees for a breach or default of Yield’s obligations under this Section 4.1.  This Section 4.1 shall survive the termination of this Agreement.  If Yield purchases the NRG ROFO Asset pursuant to the terms of this Agreement, the confidentiality obligations of Yield with respect to the NRG ROFO Asset shall terminate upon the consummation of such purchase except as otherwise provided in the applicable transaction documentation.

ARTICLE V.

MISCELLANEOUS PROVISIONS

Section 5.1                                    Notices

(a)                                 Method of Delivery.  All notices, requests, demands and other communications (each, a “Notice”) required to be provided to the other Party pursuant to this Agreement shall be in writing and shall be delivered (i) in person, (ii) by certified U.S. mail, with postage prepaid and return receipt requested, (iii) by overnight courier service, (iv) by facsimile transmittal or (v) by email (which requires an acknowledgement by the recipient), provided, that in the case of clauses (iv) and (v), a verification copy is sent on the same day by any of the methods set forth in clauses (i), (ii) and (iii), to the other Party to this Agreement at the following address, facsimile number or email address (or to such other address, facsimile number or email address as NRG or Yield may designate from time to time pursuant to this Section 5.1):

If to NRG:

NRG Energy, Inc.
804 Carnegie Center
Princeton, New Jersey 08540
Attention: General Counsel
Facsimile No.: (609) 524-4501

With a copy to:

Jones Day
51 Louisiana Avenue, NW
Washington, DC 20001
Attn: Gerald P. Farano
Fax: (202) 626-1700

If to Yield:

NRG Yield, Inc.
804 Carnegie Center
Princeton, New Jersey 08540
Attention: General Counsel

With a copy to:

Crowell & Moring LLP
1001 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2595
Attn: Patrick W. Lynch
Fax: (202) 628-5116

(b)                                 Receipt of Notices.  All Notices sent by the Parties under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent (i) in the case of delivery by hand, when delivered; (ii) in the case of delivery by first class certified mail, receipt requested, five (5) Business Days after being deposited in the mail, (iii) in the case of overnight courier service guaranteeing next day delivery, on the next Business Day after timely delivery to the courier (iv) in the case of facsimile, on acknowledgement of the addressee’s facsimile receiving equipment if received prior to 5 p.m., recipient’s time, on the Business Day of such transmittal, or on the next Business Day if received later than 5 p.m., recipient’s time or (v) in the case of an email, which requires an acknowledgement of receipt to be sent to the sender, at the time such acknowledgement is received by the sender if received prior to 5 p.m., recipient’s time, on the Business Day of such transmittal, or on the next Business Day if received later than 5 p.m., recipient’s time.  If any Party attempts to deliver Notice and such recipient Party refuses delivery of such Notice or such recipient Party is no longer at such address, facsimile number or email address, and such recipient Party failed to provide the sending Party with its current address, facsimile number or email address pursuant to this Section 5.1, then such Notice shall be deemed to have been received by the recipient Party upon the sending Party’s attempted delivery.

(c)                                  Change of Address.  NRG and Yield and their respective counsel shall have the right to change their respective address, facsimile number and/or email address for the purposes of this Section 5.1 by providing a Notice of such change in address, facsimile number and/or email address as required under this Section 5.1.

Section 5.2                                    Time is of the Essence.  Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

Section 5.3                                    Assignment.  Neither Party shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

Section 5.4                                    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of NRG and Yield and their respective successors and permitted assigns.

Section 5.5                                    Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) the NRG Indemnitees to the extent such NRG Indemnitees are expressly granted certain rights of indemnification in this Agreement.

Section 5.6                                    Other Activities.  No Party shall be prohibited from engaging in or holding an interest in any other business ventures of any kind or description, or any responsibility to account to the other for the income or profits of any such enterprises or have this Agreement be deemed to constitute any agreement not to compete. This Agreement shall not be deemed to create a partnership, joint venture, association or any other similar relationship between the Parties.

Section 5.7                                    Governing Law.

(a)                                 This Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Delaware, without giving effect to any principles regarding conflict of laws.  Any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement shall be conducted in the courts of record in the State of Delaware of the United States District Court for the District of Delaware, and NRG and Yield hereby submit to jurisdiction and consent to venue in such courts.

(b)                                 NRG and Yield hereby waive their right to a trial by jury in any litigation or other court proceeding by either Party against the other Party with respect to any matter arising from or in connection with this Agreement or the transactions contemplated hereby.

(c)                                  If any litigation or other court action, arbitration or similar adjudicatory proceeding is sought, taken, instituted or brought by NRG or Yield to enforce its rights under this Agreement, all fees, costs and expenses, including, without limitation, reasonable attorneys fees and court costs, of the prevailing Party in such action, suit or proceeding shall be borne by the Party against whose interest the judgment or decision is rendered.

(d)                                 The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the transactions contemplated hereby and to enforce specifically the terms and provisions of this Agreement and the transactions contemplated hereby in the courts of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 5.8                                    Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement:

(a)                                 Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter.

(b)                                 All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement.  All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c)                                  The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)                                 Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against any Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)                                  The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f)                                   The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g)                                  The term “sole discretion” with respect to any determination to be made by a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

Section 5.9                                    Severability.  If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected terms or provisions at any other time or in any other jurisdiction.

Section 5.10                             Recitals, Exhibits and Schedules.  The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement.  Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

Section 5.11                             Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings

(written or oral) between NRG and Yield on or prior to the date of this Agreement with respect to the matters contemplated in this Agreement.

Section 5.12                             Amendments to Agreement.  No amendment, supplement or other modification to any terms of this Agreement shall be valid unless in writing and executed and delivered by NRG and Yield.

Section 5.13                             Facsimile; Counterparts.  NRG and Yield may deliver executed signature pages to this Agreement by facsimile or electronic transmission to the other Party, which facsimile or electronic copy shall be deemed to be an original executed signature page; provided, however, that such Party shall deliver an original signature page to the other Party promptly thereafter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, NRG and Yield each have caused this Agreement to be executed and delivered in their names by their respective duly authorized officers or representatives as of the date first above written.

NRG:

NRG ENERGY, INC.,
a Delaware Corporation

By:	/s/ Gaetan Frotte
	Name:	Gaetan Frotte
	Title:	Senior Vice President & Treasurer

YIELD:

NRG YIELD, INC.,
a Delaware Corporation

By:	/s/ Chad Plotkin
	Name:	Chad Plotkin
	Title:	Senior Vice President and CFO

[Signature Page to Third Amended and Restated ROFO Agreement]